                                                                       Exhibit 1

                      TRANSACTIONS IN SHARES OF THE COMPANY


     The Reporting Persons engaged in the following transactions in Shares of the Company since the most recent filing of the Statement. All transactions involved purchases of Shares on the New York Stock Exchange.



REPORTING PERSON
WITH DIRECT
BENEFICIAL                                                                             PRICE PER SHARE
OWNERSHIP                     DATE OF TRANSACTION         NUMBER OF SHARES             (EXCLUDING COMMISSION)
---------                     -------------------         ----------------             ----------------------
Greenbelt                     2/1/96                      40,000                       11.125





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